JOY GLOBAL INC.

News Release

Contacts:

At the Company:	At Financial Relations Board:
Sara Leuchter Wilkins	George Zagoudis
Vice President, Investor Relations and	Analyst Contact
Corporate Communications	312-640-6663

414-319-8513

JOY GLOBAL INC. EXPANDS STOCK BUYBACK PROGRAM TO $2 BILLION

Milwaukee, WI – September 10, 2008 – Joy Global Inc. (NASDAQ: JOYG), a worldwide leader in high-productivity mining solutions, today announced that during its regularly scheduled quarterly meeting on September, 9, 2008, the Company’s Board of Directors authorized an increase and extension of its share repurchase program. The Board’s action increases the authorization from $1 billion to $2 billion and extends the expiration for completing share repurchases from the end of calendar 2008 to the end of calendar 2011. The Company expects to complete the repurchase of shares under the first $1 billion authorization before the end of calendar 2008. The Company may repurchase shares in the open market or through privately negotiated transactions in accordance with applicable rules and regulations of the Securities and Exchange Commission.

“I am pleased with the action taken by our Board of Directors,” commented Mike Sutherlin, president and CEO of Joy Global Inc. “Our business outlook remains very strong and we continue to generate significant free cash flow even as we grow our business. This action demonstrates our confidence in the long-term prospects of Joy Global and underscores our commitment of returning excess cash to shareholders.”

About Joy Global Inc.

Joy Global Inc. is a worldwide leader in manufacturing, distributing and servicing equipment for surface mining, through its P&H Mining Equipment division; underground mining, through its Joy Mining Machinery division; and bulk material conveyor systems, through its Continental Crushing & Conveying division.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Terms such as “anticipate,” “believe,” “estimate,” “expect,” “indicate,” “may be,” “objective,” “plan,” “predict,” “will,” “will be,” and the like are intended to identify forward-looking statements. The forward-looking statements in this press release are based on our current expectations and are made only as of the date of this press release. We undertake no obligation to update

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forward-looking statements to reflect new information. We cannot assure you the projected results or events will be achieved. Because forward-looking statements involve risks and uncertainties, they are subject to change at any time. Such risks and uncertainties, many of which are beyond our control, include, but are not limited to: (i) risks of international operations, (ii) risks associated with acquisitions, (iii) risks associated with indebtedness, (iv) risks associated with the cyclical nature of our business, (v) risks associated with the international and U.S. coal and copper commodity markets, (vi) risks associated with access to major purchased items, such as steel, castings, forgings and bearings, (vii) risks associated with labor markets and other risks, uncertainties and cautionary factors set forth in our public filings with the Securities and Exchange Commission.